For Release Thursday, August 18, 2005

CYBERONICS REPORTS Q1 RESULTS
Conference call scheduled for 4:30 PM EDT

HOUSTON, Texas, August 18, 2005 — Cyberonics, Inc. (NASDAQ:CYBX) today announced financial results for the first quarter ended July 29, 2005 of its fiscal year ending April 28, 2006. Net sales were $27.0 million, compared to net sales of $25.1 million for the quarter ended July 30, 2004 and first quarter sales guidance of no less than $26.0 million. U.S. net sales for the first quarter were $23.7 million compared to U.S. net sales of $22.5 million for the first quarter last year. International sales for the first quarter were $3.3 million, compared to $2.6 million for the first quarter last year.

Net loss for the quarter ended July 29, 2005 was $18.9 million, or $0.76 per fully diluted share, compared to net loss of $2.9 million, or $0.12 per fully diluted share for the quarter ended July 30, 2004. Net loss was favorable to the company’s guidance of a net loss of no more than $21.5 million, or $0.87 per fully diluted share.

Cash and marketable securities on July 29, 2005 totaled $43.2 million, compared to $61.5 million in cash and marketable securities on April 29, 2005. Line borrowings under Cyberonics’ $20 million line of credit remained unchanged from the end of the fourth quarter of fiscal 2005 at $3.0 million.

“The first quarter of fiscal 2006 was a quarter of accomplishment and transformation for Cyberonics and VNS Therapy,” commented Robert P. (“Skip”) Cummins, Cyberonics’ Chairman of the Board and Chief Executive Officer. “Most importantly, we obtained FDA approval for VNS Therapy as an adjunctive long-term treatment of chronic or recurrent depression for patients 18 years of age or older who are experiencing a major depressive episode and have not had an adequate response to four or more adequate antidepressant treatments. We also completed the scale-up and training of our organization to support a successful TRD launch and epilepsy relaunch in the United States. Last but not least, we continued to see encouraging sequential U.S. sales growth and improvements in sales force efficiencies despite a significant investment of time and effort into TRD launch preparations. On August 1, 2005, the first day of the second quarter, 330 well-trained sales and customer support personnel officially launched VNS Therapy in the U.S. TRD market and began sharing the compelling medical data and scientific evidence from the long-term VNS studies with thousands of psychiatrists and many payers. All of us at Cyberonics are looking forward to facilitating well-informed treatment decisions by physicians, payers and patients and their families and improving the lives of people touched by pharmaco-resistant epilepsy or treatment-resistant depression in the quarters and years ahead.”

“FY06 financial performance will be largely determined by U.S. sales and specifically U.S. TRD sales,” commented Pamela B. Westbrook, Vice President, Finance and Administration and Chief Financial Officer. ”Throughout FY06 we will gain important clarity and certainty on psychiatrists’, patients’ and payers’ acceptance of VNS and U.S. sales and marketing productivity and efficiencies. Our guidance for the second quarter reflects our two weeks of post-launch experience in the U.S. TRD market. We expect sales for the second quarter to be in the range of $30 million to $34 million, representing an annual increase of between 18% and 34% over the same quarter last year and a sequential increase of between 11% and 26% over the first quarter. We expect continued increases in operating expenses relating to U.S. TRD launch activities and post-market clinical study programs in TRD. We expect net loss for the quarter to be in the range of $20 million to $25 million, or between $0.80 and $1.00 per share. With two weeks of post-TRD launch experience, we are not changing our plan for FY06 that calls for a minimum of $145 million in sales and a maximum net loss of $35.0 million or $1.41 per fully diluted share.”

CONFERENCE CALL ACCESS INFORMATION

The conference call to discuss the first quarter results will be held at 4:30 PM EDT on Thursday, August 18, 2005. To listen to the conference call live by telephone dial 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 8741008; the leader is Pam Westbrook. A replay of the conference call will be available two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 8741008.

ABOUT VNS THERAPY AND CYBERONICS

Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy, depression and other chronic treatment-resistant disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy SystemTM, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve in the patient’s neck 24 hours a day. The Company’s initial market was epilepsy, a disorder characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the European Economic Area, Canada, Australia and other markets. To date, more than 32,000 epilepsy patients in 24 countries have accumulated over 94,000 patient years of experience using VNS Therapy.

The VNS Therapy System was approved by the FDA on July 15, 2005 “as an adjunctive long-term treatment for chronic or recurrent depression for patients 18 years of age and older who are experiencing a major depressive episode and have not had an adequate response to four or more adequate antidepressant treatments.” As part of FDA’s approval order, Cyberonics is required to conduct a 450- patient post-market dosing study and a 1,000-patient, five-year patient outcome registry. For more information on VNS Therapy for treatment-resistant depression, including the contraindications, warnings and precautions, see the Physician’s and Patient’s Manuals and other information at www.cyberonics.com or www.vnstherapy.com or call 1-877-NOW 4 VNS.

The VNS Therapy System has been approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes, including unipolar depression and bipolar disorder (manic depression) since 2001.

VNS Therapy is at various levels of investigational clinical study as a potential treatment for anxiety disorders, Alzheimer’s disease, chronic headache/migraine and bulimia. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Such forward-looking statements include statements concerning sales, expenses, and net loss for Q2 and all of FY2006. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; and other risks detailed from time to time in the Company’s filings with the SEC.

CONTACT INFORMATION:

Pamela B. Westbrook	Helen Shik
Vice President of Finance and CFO	Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd., Houston, TX 77058	230 Third Avenue, Waltham, MA 02451
Main: (281) 228-7200	Main: (781) 684-0770
Fax: (281) 218-9332	Fax: (781) 684-6500
pbw@cyberonics.com	hshik@schwartz-pr.com

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CYBERONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	JULY 29, 2005	APRIL 29, 2005
ASSETS
Current Assets
Cash, cash equivalents and short-term marketable securities	$43,188,131	$61,475,892
Accounts receivable, net	18,083,871	16,476,084
Inventories	11,300,770	8,545,385
Other current assets	2,548,996	3,355,778

Total Current Assets	75,121,768	89,853,139
Property and equipment, net and other assets	9,360,295	9,002,258

	$84,482,063	$98,855,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$25,025,312	$23,049,628
Long term liabilities	175,477	209,928
Stockholders’ equity	59,281,274	75,595,841

	$84,482,063	$98,855,397

CYBERONICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Thirteen Weeks Ended
	July 29, 2005	July 30, 2004
Net sales	$ 27,019,459	$ 25,149,322
Cost of sales	3,760,900	4,783,132

Gross Profit	23,258,559	20,366,190
Operating Expenses:
Selling, general and administrative	36,018,060	18,637,780
Research and development	6,252,508	4,726,337

Total Operating Expenses	42,270,568	23,364,117

Loss From Operations	(19,012,009)	(2,997,927)
Interest income	412,798	152,592
Interest expense	(93,407)	(125,134)
Other income (expense), net	(148,464)	66,279

Loss before income taxes	(18,841,082)	(2,904,190)
Income tax expense	19,988	4,542
Net Loss	$(18,861,070)	$(2,908,732)

Basic loss per share	$(0.76)	$(0.12)
Diluted loss per share	$(0.76)	$(0.12)

Shares used in computing basic earnings per share	24,829,661	23,649,269
Shares used in computing diluted earnings per share	24,829,661	23,649,269